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                                                                      EXHIBIT 24


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference of our firm under the caption "Interest of Named Experts and Counsel" in the Registration Statement (Form S-8) pertaining to the Restricted Stock Plan of Lyondell Petrochemical Company ("Lyondell") and to the incorporation by reference therein of our report dated February 10, 1995 on our audit of the consolidated balance sheet of Lyondell as of December 31, 1994 and 1993 and the related consolidated statements of income and accumulated deficit and cash flows for each of the three years in the period ended December 31, 1994, as included in Lyondell's 1994 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


                                              COOPERS AND LYBRAND L.L.P.



Houston, Texas
June 29, 1995